Exhibit 99.1

                     DeVry Inc. Appoints New General Counsel



    OAKBROOK TERRACE, Ill.--(BUSINESS WIRE)--May 4, 2005--DeVry Inc. (NYSE: DV), an international higher education company, today announced the appointment of David M. Webster to the position of vice president, general counsel and corporate secretary, reporting to Ronald Taylor, DeVry's chief executive officer. Webster began his tenure with DeVry on April 28, 2005.
    Webster earned his J.D. from the University of Virginia School of Law in 1975 and graduated magna cum laude with a bachelor's degree in history from Williams College in 1972. Formerly a partner at Winston & Strawn, Webster has extensive experience in both domestic and international law. Webster was a White House Fellow and served as a trustee of the Village of Winnetka, Illinois.
    "In today's regulatory environment, we believe it is important to have a strong general counsel, and David brings a great deal of experience and professionalism to the position. We welcome him to the DeVry team," said Taylor. Webster joins DeVry from his previous position at Hawaiian Airlines, Inc., where he was senior vice president, general counsel and secretary. Webster also previously was of counsel to Butler Rubin Saltarelli & Boyd and vice president and general counsel of A.T. Kearney in Chicago.
    Marilynn J. Cason, DeVry Inc.'s previous general counsel, retired effective March 31. "Marilynn is a valued colleague, a friend and a 16-year veteran of the DeVry family," commented Taylor. "I have been fortunate to witness her talent as an attorney and general counsel, her warmth to students and employees and her dedication to career-oriented education."
    DeVry Inc. (NYSE: DV) is the holding company for DeVry University, Ross University, Deaconess College of Nursing and Becker Professional Review. DeVry University, which includes Keller Graduate School of Management, offers associate, bachelor's and master's degree programs in technology, business and management. Ross University, through its schools of Medicine and Veterinary Medicine, offers both doctor of medicine and doctor of veterinary medicine degrees. Deaconess College of Nursing offers associate and bachelor's degree programs in nursing. Becker Professional Review, which includes Stalla CFA Review, provides preparatory coursework for the certified public accountant, certified management accountant and chartered financial analyst exams. DeVry Inc. is based in Oakbrook Terrace, Ill. For more information about the company, visit http://www.devry.com.


    CONTACT: Investor Contact:
             DeVry Inc.
             Joan Bates, 630-574-1949
             or
             Media Contact:
             Dresner Corporate Services
             Kyra Kyles, 312-780-7208